                                                                     Exhibit 5.1



(HELLER EHRMAN ATTORNEYS LOGO)





April 5, 2005


Avanir Pharmaceuticals
11388 Sorrento Valley Road
San Diego, CA 92121


RE:  REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:

     We have acted as counsel to Avanir Pharmaceuticals, a California corporation (the "COMPANY"), in connection with the registration statement on Form S-3 (the "462(b) REGISTRATION STATEMENT") to be filed with the Securities and Exchange Commission on or about April 5, 2005, for the purpose of registering under the Securities Act of 1933, as amended, 1,425,000 shares (assuming a public offering price of $2.00 per share) of its authorized but unissued Class A Common Stock, no par value (the "SHARES"). The Shares are to be sold together with the shares registered pursuant to the Registration Statement No. 333-114389, which was declared effective on April 28, 2004 (the "INITIAL REGISTRATION STATEMENT"). The Initial Registration Statement, together with the 462(b) Registration Statement, is herein referred to as the "REGISTRATION STATEMENT."

     We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

     This opinion is limited to the General Corporation Law of the State of California, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Shares and all matters related thereto (the "BOARD ACTION"); (ii) there are a sufficient number of authorized but unissued shares of Class A Common Stock available for issuance when the Shares are offered and sold; (iii) the full consideration required by the Board Action has been paid for the Shares; and (iv)



Heller Ehrman  LLP  4350 La Jolla Village Drive, 7(th) Floor   San Diego,
CA 92122-1246   www.hewm.com
--------------------------------------------------------------------------------
San Francisco Silicon Valley Los Angeles SAN DIEGO Seattle Portland Anchorage New York Washington D.C. Hong Kong Singapore
Affiliated Carnelutti Offices:   Milan   Rome   Paris   Padua   Naples

(HELLER EHRMAN ATTORNEYS LOGO)                            Avanir Pharmaceuticals
                                                                   April 5, 2005
                                                                          Page 2


there are no amendments made to the Company's Articles of Incorporation prior to the issuance of the Shares, it is our opinion that the Shares, if, when and as issued, will be validly issued, fully paid and non-assessable.

     This opinion is rendered to you in connection with the Registration Statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.



                                      Very truly yours,



                                      /s/ Heller Ehrman LLP



Heller Ehrman LLP